Ex 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Harry J. White, Jr.
Chief Financial Officer
(214) 631-1166
SILVERLEAF RESORTS, INC.
PROVIDES INITIAL REPORT ON HURRICANE RITA IMPACT
     DALLAS, TEXAS. (September 26, 2005) — Silverleaf Resorts, Inc. (AMEX: SVL) today provided the following initial report on the effects of Hurricane Rita.
     Saturday morning, September 24, 2005, Hurricane Rita struck the Texas coast northeast of Silverleaf’s Seaside Resort in Galveston, Texas. In response to local, state and federal orders, the resort was evacuated on Wednesday, September 21, 2005. Additionally due to mandatory evacuation orders in Houston, sales were suspended at the Company’s Piney Shores Resort, just north of Houston.
     As of today, the Company has not been able to return to the Seaside Resort to assess the damage, if any, that was sustained at that location. The Piney Shores Resort north of Houston sustained minimal damage from the hurricane. Independent media reports suggest that damage to structures in Galveston was minimal. In addition to Silverleaf’s Seaside Resort and Piney Shores Resort, the Company has four other resorts in Texas that sustained no damage. The Company maintains insurance that it believes is adequate to deal with this occurrence.
     If preliminary reports of minimal damage are correct, the timing of the reopening of the Company’s Seaside and Piney Shores resorts is largely dependant upon the restoration of utility services which were temporarily suspended due to the storm. Local authorities in the affected areas have not yet projected when full services will be restored. Fuel shortages related to the evacuation and resettlement of a large percentage of the populations of Houston and Galveston may further delay a return to normal operations at the Seaside and Piney Shores resorts.
     Based upon initial assessments, the Company believes that it will experience a continued interruption in sales revenues at its Seaside and Piney Shores locations until normal operations are resumed. Additionally, tour flow throughout all the Company’s resorts in Texas suffered during the week of September 19, 2005, due to wide spread concern about Hurricane Rita. The Company expects operations at these resorts to promptly return to normal. The Company currently believes that these developments will primarily affect results for its fourth quarter ended December 31, 2005. However, the magnitude of the hurricane’s effect on fourth quarter results can not yet be quantified. The Company will release updated information as it is available.
     The Company is taking steps to make sure that all vacation commitments to owners of timeshare intervals at Silverleaf’s Seaside and Piney Shores Resorts are satisfied through the 11 other resorts in the Silverleaf Club system or through the RCI Exchange system as applicable.
     Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offers a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.
     This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.